SUBJECT TO COMPLETION, DATED JULY 8, 1997
                         PRELIMINARY PRICING SUPPLEMENT





                           PRICING SUPPLEMENT NO. [ ]
                                      dated
                                  [JULY ], 1997
                                     to the
                                   Prospectus
                                      dated
                                December 28, 1995
                                       and
                              Prospectus Supplement
                                      dated
                                 January 3, 1996
                            ------------------------

                                      [$ ]

                        GS FINANCIAL PRODUCTS U.S., L.P.

                           MEDIUM-TERM NOTES, SERIES B

                                -----------------

                        7% MANDATORILY EXCHANGEABLE NOTES
                                 DUE JULY , 1999
                                -----------------

           AN INVESTMENT IN THE NOTES TO WHICH THIS PRICING SUPPLEMENT
             RELATES PRESENTS CERTAIN RISKS THAT SHOULD BE CAREFULLY
                            CONSIDERED BY INVESTORS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                ----------------

      See "RISK FACTORS" IN THIS PRICING SUPPLEMENT AND "CERTAIN FACTORS" AND "RISKS RELATED TO INDEXED SECURITIES" IN THE ACCOMPANYING PROSPECTUS, DATED DECEMBER 28, 1995 (THE "PROSPECTUS"), FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS IN THE NOTES, INCLUDING THAT THE VALUE AND/OR THE NUMBER OF SHARES DELIVERED IN EXCHANGE FOR THE NOTES WILL DEPEND UPON FLUCTUATIONS IN THE VALUE OF THE COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), OF OXFORD HEALTH PLANS, INC. ("OXFORD"). CAPITALIZED TERMS USED HEREIN BUT NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, DATED JANUARY 3, 1996.

      THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE NOTES IS SUBJECT TO THE MORE DETAILED TERMS OF THE NOTES INCLUDED ELSEWHERE IN THIS PRICING SUPPLEMENT.

Medium-Term Notes,
Series B, Offered:                           7% Mandatorily Exchangeable Notes
                                             due July     , 1999 (the "Notes").

Face Amount or Initial Price:                $[                ] per Note.

Notes Offered:

                                             $[            ]; provided, however,
                                             that each beneficial owner of the
                                             Notes must own at least [  ] Notes.

Specified Currency -
Principal and Interest:                      U.S. Dollars

Interest Rate:                               7% per annum (equivalent to $____
                                             per annum per Note) from and
                                             including the Settlement Date to
                                             but excluding the Maturity Date.

Interest                                     Payment Dates: January    , April
                                                 July     and October     of
                                             each year and on the Maturity Date,
                                             commencing October    ,1997, or, if
                                             any such day is not a Business Day,
                                             the next succeeding Business Day.
                                             See "Description of Notes --
                                             Interest".

Stated Maturity Date:                        July    , 1999 (subject to
                                             extension as herein described, the
                                             "Maturity Date") or, if not a
                                             Business Day, the next succeeding
                                             Business Day; provided, however,
                                             that if the fifth Business Day
                                             immediately preceding July ___,
                                             1999 (or if such day is not a
                                             Business Day, the next succeeding


                                       -2-






                                             Business Day) is not the
                                             Determination Date, the Maturity
                                             Date will be the fifth Business Day
                                             following the Determination Date;
                                             provided, further, however, that in
                                             no event will the Maturity Date be
                                             later than July    , 1999.

Issue Price:                                 100 %

Commission:                                  None

Net Proceeds to the Issuer:                  [100]%

Settlement Date:                             July    , 1997

Calculation Agent:                           Goldman, Sachs & Co.  ("GS&Co.").
                                             The Calculation Agent, is an
                                             affiliate of the Issuer, and will
                                             have no liability to the Issuer or
                                             any holder of the Notes for any
                                             action taken or omitted to be taken
                                             by it as Calculation Agent in good
                                             faith. See "Risk Factors--
                                             Discretion of GS&Co. as Calculation
                                             Agent" for a discussion of certain
                                             conflicts of interest that may
                                             arise with respect to GS&Co.'s
                                             responsibilities as Calculation
                                             Agent.

Form of Note:                                Global Note.

Principal Amount and                         On the Maturity Date, the Face
Mandatory Exchange                           Amount of a Note will be
at Maturity:                                 mandatorily exchanged for the
                                             number (or fractional number) of
                                             shares of Common Stock (the
                                             "Principal Amount") at the Exchange
                                             Rate. The "Exchange Rate" is equal
                                             to (i) if the Final Closing Price
                                             per share of Common Stock is
                                             greater than or equal to the
                                             Threshold Appreciation Price, a
                                             number of shares of Common Stock
                                             per Note equal to the product of
                                             (A) the Cap Rate and (B) the
                                             quotient of the Initial Price of
                                             such Note and the Final Closing
                                             Price, and (ii) if the Final
                                             Closing Price is less than the
                                             Threshold Appreciation Price, one
                                             share of Common Stock per Note. See
                                             "Description of Notes -- Principal
                                             Amount and Mandatory Exchange at
                                             Maturity". The Exchange Rate is


                                       -3-






                                             subject to adjustment as a result
                                             of certain dilution events, and an
                                             investor may receive cash on the
                                             Maturity Date upon the occurrence
                                             of certain events. See "Description
                                             of Notes -- Anti-Dilution
                                             Adjustments."

Cap Rate:                                    [1.51 TO 1.53]

Threshold Appreciation Price:                The product of the Cap Rate and the
                                             Initial Price.

Determination Date:                          The fifth Business Day immediately
                                             prior to the Stated Maturity Date,
                                             provided, however, that if a Market
                                             Disruption Event (as defined under
                                             "Description of Notes--
                                             Definitions") has occurred on such
                                             Business Day, the Determination
                                             Date will be the first following
                                             Business Day on which a Market
                                             Disruption Event has not occurred,
                                             but in no event later than the
                                             fifth Business Day immediately
                                             prior to July ___, 1999.

Final Closing Price:                         The Closing Price of the Common
                                             Stock on the Determination Date.
                                             Depending upon the offering size,
                                             the Final Closing Price may be
                                             based on an average of the Closing
                                             Prices over a specified period.

Events of Default and
Acceleration:                                The Principal Amount payable upon
                                             an acceleration of the Notes prior
                                             to the Determination Date is
                                             described under "Description of
                                             Notes -- Events of Default and
                                             Acceleration; Default Amount".

Defeasance:                                  The provisions described in the
                                             Prospectus under "Description of
                                             Notes -- Defeasance and Covenant
                                             Defeasance" do not apply to the
                                             Notes.

Redemption:                                  The Notes are not redeemable at the
                                             option of the Issuer.

Use of Proceeds:                             A portion of the net proceeds from
                                             the sale of the Notes will be used
                                             by the Issuer in connection with


                                       -4-






                                             hedging the obligations represented
                                             by the Notes. The remaining net
                                             proceeds will be added to the
                                             Issuer's working capital to support
                                             its Derivative Transaction
                                             activities. See "Use of Proceeds
                                             and Hedging" in this Pricing
                                             Supplement and "Use of Proceeds" in
                                             the accompanying Prospectus.

                                  RISK FACTORS

     Prior to making an investment decision with respect to the Notes, potential investors are urged to consider those factors presented below and in the Prospectus under "Certain Factors" and "Risks Relating to Indexed Securities".

PAYMENT AT MATURITY; LACK OF PRINCIPAL PROTECTION; LIMITED APPRECIATION

     The terms of the Notes differ from those of ordinary debt securities in that the Face Amount of the Notes are mandatorily exchangeable for shares of Common Stock and the value of the Common Stock that Holders will receive at the Maturity Date is not fixed, but is based on the price of the Common Stock. See "Description of Notes --Principal Amount and Mandatory Exchange at Maturity". There can be no assurance that the value of the Common Stock received by the Holders upon exchange will be equal to or greater than the Face Amount of the Notes because the price of the Common Stock is subject to market fluctuations. The Notes are not principal protected and, accordingly, investors in the Notes may lose their entire investment.

     As described below under "Description of Notes -- Principal Amount and Mandatory Exchange at Maturity", a Holder of a Note will be entitled to receive a number of shares of Common Stock (or fractional number) on the Maturity Date at the Exchange Rate. The "Exchange Rate" is equal to, subject to adjustment as a result of certain dilution events, (i) if the Final Closing Price per share of Common Stock is greater than or equal to the Threshold Appreciation Price, a number of shares of Common stock per Note equal to the product of (A) the Cap Rate and (B) the quotient of the Initial Price of such Security and the Final Closing Price, and (ii) if the Final Closing Price is less than the Threshold Appreciation Price, one share of Common Stock per Note.

     The ability of the Holders of the Notes to participate in the appreciation of the Common Stock is limited. For example, if the Final Closing Price exceeds the Threshold Appreciation Price, a Holder will receive a fraction of a share of Common Stock. The Notes are structured so that in no event will a Holder of Notes receive cash, property or securities (valued as of the Determination Date) in excess of $ [ ].

     The Exchange Rate is subject to adjustment as a result of certain dilution events, as described under the caption "Description of Notes--Anti-Dilution Adjustments".

     Any amount payable on a Note will be independent of any returns on the securities transactions discussed under "Effect of Trading and other Transactions by the Issuer in the Common Stock" below. Therefore, it is possible that affiliates of the Issuer could realize significant gains on their hedging transactions during the period the

Notes are outstanding, but that a Holder of a Note may lose all or a portion of his or her investment.

     If a bankruptcy proceeding is commenced in respect of the Issuer, the claim of the holder of a Note may, under Section 502(b)(2) of Title 11 of the United States Code, be less than the amount of the Note that would be due if the Stated Maturity Date of the Notes were the date of the commencement of the proceeding.

RELATIONSHIP OF NOTES AND THE COMMON STOCK

     The market price of the Notes is expected to be affected principally by changes in the price of the Common Stock, interest rates and estimates of future volatility in the Common Stock. As indicated under "Oxford Health Plans, Inc. -- Historical Information", the price of the Common Stock has during certain recent periods been highly volatile. It is impossible to predict whether the price of the Common Stock will rise or fall. Trading prices of the Common Stock will be influenced by the financial results and prospects of Oxford and by complex and interrelated political, economic, financial and other factors that can affect capital markets generally and the market segment of which the Common Stock is a part. See "Oxford Health Plans, Inc." Further, prior to the Maturity Date, the value of the Notes may not have a one-to-one relationship with changes in price of the Common Stock.

     Moreover, since the Exchange Rate is determined in relation to the Final Closing Price on the Determination Date (which is five Business Days prior to the Maturity Date) and the price of the Common Stock may fluctuate after the Determination Date and prior to the Maturity Date, the value of any Common Stock delivered may be less than the value of such Common Stock on the Determination Date.

EFFECT OF TRADING AND OTHER TRANSACTIONS BY THE ISSUER IN THE COMMON STOCK

     As described under "Use of Proceeds and Hedging," the Issuer will hedge its obligations under the Notes by acquiring shares of Common Stock, writing over-the-counter call options on the Common Stock and entering into interest rate swaps with GS&Co. and/or Goldman Sachs Capital Markets, L.P., an affiliate of the Issuer ("GSCM"). It is anticipated that GS&Co. will hedge its obligations under the call options from time to time by (i) acquiring, disposing of or selling short the Common Stock or other securities of Oxford, (ii) taking positions in or disposing of positions in listed or over-the-counter options on the Common Stock and (iii) taking positions in or disposing of positions in listed or over-the-counter options or other instruments based on broad market indices or indicies designed to track the performance of health care stocks. Moreover, GS&Co. may liquidate its hedges, in whole or in part, on or prior to the Determination Date. Any of these activities may adversely affect the value of the

Notes and/or the Principal Amount payable on the Maturity Date. It is possible that GS&Co. could receive substantial returns with respect to its hedging activities while the value of the Notes may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions that will be engaged in by the Issuer and may be engaged in by GS&Co.

     GS&Co. and other affiliates of the Issuer may also engage in trading in the Common Stock for their proprietary accounts, for other accounts under their management and to facilitate transactions (including block transactions) on behalf of customers. GS&Co. and other affiliates of the Issuer may also issue or underwrite other securities or financial instruments with returns indexed to changes in the value of the Common Stock. Trading in the Common Stock by GS&Co. and other affiliates of the Issuer and the issuance or underwriting of other securities or financial instruments indexed to the value of the Common Stock could adversely affect the value of the Notes.

     The Indenture relating to the Notes does not contain any restriction on the ability of the Issuer to sell, pledge or otherwise convey all or any portion of the Common Stock to be acquired by it, and no shares of Common Stock will be pledged or otherwise held in escrow for exchange on the Maturity Date. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Issuer, any Common Stock owned by the Issuer will be subject to the claims of the creditors of the Issuer.

NO RIGHTS AS STOCKHOLDERS

     Holders of the Notes will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) unless and until such time, if any, as the Issuer has delivered shares of Common Stock on the Maturity Date, and unless the applicable record date, if any, for the exercise of such rights occurs after such date.

POTENTIAL CONFLICTS OF INTEREST

     As discussed above under "Effect of Trading and other Transactions by the Issuer in the Common Stock", GS&Co. and other affiliates of the Issuer expect to engage in trading activities related to the Common Stock for their proprietary accounts and to facilitate transactions (including block transactions) for customers, and GS&Co. and other affiliates of the Issuer may engage in trading for other accounts under their management. These trading activities may present a conflict of interests between the interests of Holders of the Notes and the interests GS&Co. and other affiliates of the Issuer will have in their proprietary accounts, in the customer transactions and in accounts under their management. These trading activities, if they influence the price of the Common Stock, could be adverse to the interests of the Holders of the Notes.

     GS&Co. and other affiliates of the Issuer may engage in business with Oxford in the future, including extending loans to, or making equity investments in, Oxford or providing advisory services to Oxford, including merger and acquisition advisory services, and purchasing health care services from Oxford. These activities may present a conflict between GS&Co.'s (or such other of the Issuer's affiliate's) obligations to Oxford and the interests of Holders of the Notes. Moreover, GS&Co. has published and anticipates that it will in the future publish research reports with respect to Oxford. Any of these activities by GS&Co. or another affiliate of the Issuer may affect the price of the Common Stock and, therefore, could reduce the Principal Amount and/or the value of the Notes.

     As discussed under "Effect of Trading and other Transactions by the Issuer in Common Stock," GS&Co. may engage in transactions in the Common Stock, other securities of Oxford and listed and over-the-counter options on the Common Stock and various indices in order to hedge its option positions with the Issuer. These activities may adversely affect the price of the Common Stock and the Notes, but may result in a profit for GS&Co.

DISCRETION OF GS&CO. AS CALCULATION AGENT

     GS&Co., as Calculation Agent, has discretion in making certain determinations in connection with certain anti-dilution adjustments. See "Description of Notes -- Anti-Dilution Adjustments". The exercise of this discretion by GS&Co. could adversely affect the value of the Notes and may present conflicts of interest between GS&Co.'s activities as Calculation Agent and GS&Co.'s activities for its proprietary accounts, in facilitating transactions (including block transactions) for its customers and for accounts under its management. See "Potential Conflicts of Interest" above.

     GS&Co. will have no liability to the Issuer or any holder of Notes for any action taken or omitted to be taken by it as Calculation Agent in good faith.

LACK OF AFFILIATION BETWEEN THE ISSUER AND OXFORD; NO RESPONSIBILITY FOR OXFORD DISCLOSURE

     The Issuer is not affiliated with Oxford and, as of the date of this Pricing Supplement, does not have any material non-public information concerning Oxford. The Issuer assumes no responsibility for the adequacy or accuracy of the information contained in this Pricing Supplement with respect to Oxford or in any of Oxford's publicly available filings. Investors in the Notes should make their own investigation into Oxford. See "Oxford Health Plans, Inc."

     Oxford is not involved in the offering of the Notes and has no obligation with respect to the Notes, including any obligation to take the interests of the Holders of the Notes into consideration for any reason. Oxford will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the Notes offered hereby or the determination or calculation of the amount to be paid to Holders of Notes at maturity. Oxford is not involved with the administration, marketing or trading of the Notes and has no obligations with respect to the amount to be paid to Holders of the Notes.

POSSIBLE ILLIQUIDITY OF NOTES; SECONDARY TRADING IN THE NOTES

     The Notes are a new issue of securities and it is impossible to predict whether a secondary market for the Notes will develop or how the Notes will trade in any market that does develop. The requirement that beneficial owners of the Notes hold at least ___ Notes may also adversely affect the development of a secondary market. The Issuer has been advised by GS & Co. that it intends to make a market in the Notes but it is not obligated to do so and any such market making may be discontinued at any time without notice.

DILUTION

     The Exchange Rate is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, extraordinary cash dividends and certain other events that affect Oxford's capital structure. See "Description of Notes -- Anti-Dilution Adjustments" below. The Exchange Rate will not be adjusted for other events, such as offerings of the Common Stock for cash or an issuer tender or exchange offer at a premium to the then current market price or a third party tender or exchange offer for less than all of the outstanding shares of the Common Stock, that may adversely affect the price of the Common Stock and, therefore, adversely affect the trading price of the Notes and the amount of Common Stock to be exchanged on the Maturity Date. There can be no assurance that Oxford will not make offerings of the Common Stock in the future or effect an issuer tender or exchange offer or take any other action which adversely affects the value of the Notes but does not result in an anti-dilution adjustment.

UNCERTAINTY OF FEDERAL INCOME TAX CONSEQUENCES

     Neither the Internal Revenue Service nor any court has decided how the Notes or similar securities should be treated for United States federal income tax purposes. As a result, significant aspects of their tax treatment are uncertain. The Issuer will not ask the Internal Revenue Service to rule on how the Notes should be treated. The Internal Revenue Service may disagree with the description on tax consequences of owning the Notes that is described under "United States Federal Income Tax Considerations".

                              DESCRIPTION OF NOTES

     SEE "RISK FACTORS" IN THIS PRICING SUPPLEMENT AND "CERTAIN FACTORS" AND "RISKS RELATING TO INDEXED SECURITIES" IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE NOTES.

     The following description of Notes offered hereby supplements and, to the extent inconsistent therewith, supersedes the general terms and provisions of the Notes set forth in the accompanying Prospectus, dated December 28, 1995 (the "Prospectus"), and the Prospectus Supplement, dated January 3, 1996 (the "Prospectus Supplement"). For purposes of the general description of Notes set forth in the Prospectus and the Prospectus Supplement, the Notes offered hereby constitute "Indexed Notes". All capitalized and undefined terms used herein have the meanings assigned to them in the Prospectus or the Prospectus Supplement.

GENERAL

     The 7% Mandatorily Exchangeable Notes due 1999 (the "Notes") will mature on July ___, 1999 (the "Stated Maturity Date"). The Face Amount of each Note will be mandatorily exchanged on the Maturity Date for shares of common stock, par value $0.01 per share (the "Common Stock"), of Oxford Health Plans, Inc. ("Oxford"). See "--Principal Amount" below.

     The Notes will be issued in a face amount of $[___] (the "Face Amount") per Note and integral multiples thereof. Each beneficial owner of the Notes must own at least ___ Notes, but may own any number of Notes in excess thereof. The Notes will be issued in the form of one or more Global Notes as described under "Description of Notes--Book-Entry Notes" in the Prospectus Supplement.

     Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same Day Funds Settlement System and secondary market trading activity for the Notes will settle in immediately available funds.

     The Notes are not redeemable at the option of the Issuer, are not repayable at the option of the holder thereof and are not entitled to the benefits of a sinking fund.

     Solely for purposes of the aggregate principal amount of Notes required for any consent, waiver, authorization or other action taken or to be taken by holders of Notes pursuant to the Notes and the Indenture, the principal amount of the Notes offered hereby will equal the Face Amount of the Notes.

     The Specified Currency for the Notes is U.S. dollars.

     GS & Co. will act as Calculation Agent with respect to the Notes. See "Risk Factors--Potential Conflicts of Interest" and "--Discretion of GS & Co. as Calculation Agent" in this Pricing Supplement.

PRINCIPAL AMOUNT AND MANDATORY EXCHANGE AT MATURITY

     The Notes will mature on the Stated Maturity Date, subject to extension as hereinafter described (such date of maturity herein referred to as the "Maturity Date"). In the event that the Stated Maturity Date is not a Business Day, the Maturity Date will be the next Business Day; provided, however, that if the fifth Business Day immediately preceding July ___, 1999 (or if such day is not a Business Day, the next succeeding Business Day) is not the Determination Date, the Maturity Date will be the fifth Business Day following the Determination Date, provided, further, however, that in no event will the Maturity Date be later than July ___, 1999. The Issuer will promptly notify each Holder of a Note of such extension of the Stated Maturity Date.

     On the Maturity Date, the Face Amount of each Note will be mandatorily exchanged for a number (or fractional number) of shares of Common Stock (the "Principal Amount") at the Exchange Rate. In the event of a merger of Oxford into another company, or the liquidation of Oxford, or certain related events, Holders may, in lieu thereof (or in lieu of a portion thereof), receive principal payments in cash. The "Exchange Rate" is equal to (i) if the Final Closing Price per share of Common Stock is greater than or equal to the Threshold Appreciation Price, a number of shares of Common Stock per Note equal to the product of (A) the Cap Rate and (B) the quotient of the Initial Price of the Note and the Final Closing Price, and (ii) if the Final Closing Price is less than the Threshold Appreciation Price, one share of Common Stock per Note. The Exchange Rate is subject to adjustment as a result of certain dilution events. See " -- Anti-Dilution Adjustments -- Merger, Consolidation or Sale of Assets". Holders of Notes otherwise entitled to receive fractional shares of Common Stock in respect of their aggregate holdings of Notes will receive cash in lieu thereof based on the Final Closing Price.

   HYPOTHETICAL EXCHANGE RATES

     For illustrative purposes only, the following chart shows the number of shares of Common Stock the holder of Notes would receive for each Note at various Final Closing Prices. The table assumes that there will be no dilution adjustments to the Exchange Rate as described below. There can be no assurance that the Final Closing Prices will be within the range set forth below. Given an Initial Price of $76 1/8 and a Threshold Appreciation Price of $115.71, a holder of the Notes would receive on the Maturity Date the following number of shares of Common Stock per Note:

    Final Closing Prices                                     Number of Shares
      of Common Stock                                        of Common Stock
    --------------------                                     ----------------
           400.00                                                 0.2893
           375.00                                                 0.3086
           350.00                                                 0.3306
           325.00                                                 0.3560
           300.00                                                 0.3857
           275.00                                                 0.4208
           250.00                                                 0.4628
           225.00                                                 0.5143
           200.00                                                 0.5786
           175.00                                                 0.6612
           150.00                                                 0.7714
           125.00                                                 0.9257
           100.00                                                 1.0000
            75.00                                                 1.0000
            50.00                                                 1.0000
            25.00                                                 1.0000
             0.00                                                 1.0000

INTEREST

     Interest will accrue on the Face Amount of the Notes at 7% per annum from and including the Issue Date to but excluding the Maturity Date. Interest on the Notes will be payable quarterly on January ___, April ___, July ___ and October ___ in each year and on the Maturity Date, commencing on October ___,1997 or if any such day is not a Business Day, the next succeeding Business Day (each, an "Interest Payment Date"). If the Stated Maturity Date is extended (as described above under " -- Principal Amount"), interest will not be paid on the Stated Maturity Date and will continue to accrue on the Face Amount of the Notes at 7% per annum to but excluding the Maturity Date and will be payable on the Maturity Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

ANTI-DILUTION ADJUSTMENTS

   GENERAL

     The Exchange Rate will be subject to adjustment by the Calculation Agent as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the date of this Pricing Supplement and ending on the

Determination Date. No adjustments to the Exchange Rate will be made other than those specified below. Such adjustments do not cover all events that could affect the Exchange Rate, including, without limitation, an issuer tender or exchange offer at a premium to the market price or a third party tender or exchange offer for less than all of the outstanding shares of Common Stock. See "Risk Factors -- Dilution".

     No adjustments to the Exchange Rate will be required unless such adjustment would require a change of at least 0.1% in the Exchange Rate. The Exchange Rate resulting from any of the adjustments specified below will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Issuer and the Holders of Notes, and the Calculation Agent will have no liability therefor. The Calculation Agent will provide information as to any adjustments to the Exchange Rate upon written request by any Holder of the Notes.

     In the case of any adjustment to the Exchange Rate as a result of an event described under "Stock Splits", "Stock Dividends", "Rights and Warrants" or "Dividends and Other Distributions", the Final Closing Price shall be adjusted in the same manner.

     For purposes of clarity, it is intended that the adjustments for stock splits, reverse stock splits, stock dividends, cash dividends and other distributions described below are meant to apply only if such events actually occur, as often as they occur.

     STOCK SPLITS

     If the Common Stock is subject to a stock split or reverse stock split, then at the opening of business on the first day on which the Common Stock trades without the right to receive such stock split (the "ex-dividend date"), the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the close of business on the record date for holders of the Common Stock entitled to such split plus or minus the change in the number of shares resulting from such stock split or reverse stock split and the denominator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date.

     STOCK DIVIDENDS

     If the Common Stock is subject to a stock dividend that is given ratably to all holders of shares of the Common Stock, then at the opening of business on the ex-dividend date, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the opening of business on such ex-dividend date plus the number of shares constituting such stock dividend and the denominator of which will be the number of shares of the Common Stock outstanding at the opening of business on such ex-dividend date.

     DIVIDENDS AND OTHER DISTRIBUTIONS

     There will be no adjustments to the Exchange Rate to reflect cash dividends or other distributions paid with respect to the Common Stock other than (i) distributions that constitute Spin-Off Events as described in the first paragraph under "--Merger, Consolidation or Sale of Assets" below and (ii) Extraordinary Dividends as described below. A dividend or other distribution with respect to the Common Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend, if any, for the Common Stock by an amount equal to at least 6% of the Closing Price of the Common Stock on the first Business Day immediately preceding the ex-dividend date. If an Extraordinary Dividend occurs with respect to the Common Stock, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the Closing Price of the Common Stock on the Business Day immediately preceding the ex-dividend date with respect to such Extraordinary Dividend and the denominator of which will be the difference between such Closing Price and the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Common Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Common Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the Common Stock that constitutes a Spin-Off Event and that also constitutes an Extraordinary Dividend will only cause an adjustment to the Exchange Rate pursuant to the first paragraph under "--Merger, Consolidation or Sale of Assets" below.

     RIGHTS AND WARRANTS

     If Oxford issues rights or warrants to all holders of the Common Stock to subscribe for or purchase the Common Stock at an exercise price per share less than the Closing Price of the Common Stock on the record date for determining the holders of the Common Stock entitled to receive such rights and warrants, then the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date, plus the number of additional shares of the Common Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date, plus the number of additional shares of the Common Stock which the aggregate offering price of the total number of shares of the Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price of the Common Stock on such record date, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     If (A) (i) there occurs any reclassification or change of the Common Stock,
(ii) Oxford or any surviving entity or subsequent surviving entity of Oxford (a "Successor") has been subject to a merger, combination or consolidation and either (x) is not the surviving entity or (y) survives and all of the outstanding shares of the Common Stock are exchanged for or converted into Exchange Property (as defined below), (iii) any statutory exchange of securities of Oxford or any Successor with another entity occurs (other than pursuant to clause (ii) above), (iv) any sale, lease, transfer, or conveyance to another entity of the property of Oxford or any Successor as an entirety or substantially an entirety, (v) Oxford or any Successor is liquidated, dissolved or wound up, (vi) Oxford issues to all of its shareholders equity securities of an issuer other than Oxford (other than in a transaction described in clauses
(ii), (iii), (iv) or (v) above, a "Spin-off Event") or (vii) a tender or exchange offer is consummated for all the outstanding shares of the Common Stock or for all of a particular type of Exchange Property (any such event in clauses
(i) through (vii), a "Reorganization Event"), and (B) in the case of (i) a Reorganization Event other than a Spin-Off Event, the effective time of such Reorganization Event occurs prior to the Determination Date or (ii) a Spin-Off Event, the record date fixed for the determination of the shareholders of Oxford entitled to receive the securities distributed in such Spin-Off Event (the "Spin-Off Record Date") occurs prior to the Determination Date, then each Note will be exchangeable for Exchange Property (as defined below). In the case of a Reorganization Event, the Final Closing Price will be equal to the sum of the Transaction Values for each type of Exchange Property, as of the Determination Date. The "Transaction Value" means (i) for any cash received in any such Reorganization Event, the product of (A) the Exchange Rate (as in effect immediately prior to such Reorganization Event) and (B) the amount of cash received per share of the Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, the product of (A) the Exchange Rate applicable to such Exchange Property and (B) the market value of such Exchange Property received for each share of the Common Stock as determined by the Calculation Agent, and (iii) for any security received in any such Reorganization Event, an amount equal to the product of (A) the Exchange Rate applicable to such Exchange Property and
(B) the Closing Price per share of such security multiplied by the quantity of such security received for each share of the Common Stock. "Exchange Property" means securities, cash or any other assets distributed in any Reorganization Event, including, in the case of a Spin-off Event, the share of the Common Stock with respect to which the spun-off security was issued. If Exchange Property consists of more than one type of Exchange Property, Holders will receive an amount of each type of Exchange Property in the same proportion as each type of Exchange Property bears to the Transaction Value for all the Exchange Property.

     For purposes of the preceding paragraph, in the case of a consummated tender or exchange offer for all of a particular type of Exchange Property, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Exchange Rate and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in the second preceding paragraph, and its determinations and calculations with respect thereto will be conclusive and binding on the Issuer and the holders of the Notes.

     NOTWITHSTANDING THE FOREGOING, THE AMOUNT PAYABLE BY THE ISSUER ON THE MATURITY DATE WITH RESPECT TO EACH NOTE WILL NOT UNDER ANY CIRCUMSTANCES EXCEED $[ ] PER NOTE OR AN AMOUNT OF CASH, PROPERTY AND/OR SECURITIES HAVING AN EQUIVALENT VALUE AS OF THE DETERMINATION DATE.

EVENTS OF DEFAULT AND ACCELERATION; DEFAULT AMOUNT

     In case an Event of Default with respect to the Notes shall have occurred and be continuing prior to the Determination Date, the amount payable to a Holder on any day on which the principal of the Notes becomes payable upon any acceleration, will equal the Default Amount and, on or after the Determination Date, the Principal Amount; provided, however, that, solely for purposes of the aggregate principal amount of Notes required for any consent, waiver, authorization or other action taken or to be taken by holders of Notes pursuant to the Notes and the Indenture have taken such action, the principal amount of the Notes offered hereby will equal the Face Amount.

DEFINITIONS

     "Oxford" means Oxford Health Plans, Inc., a Delaware corporation.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the Nasdaq National Market System (or, if different, the principal securities exchange on which the Common Stock (or, in the case of a Reorganization Event, any Exchange Property) is then listed) is authorized or obligated by law or executive order to close.

     "Cap Rate" means [1.51 TO 1.53].

     "Closing Price" means, with respect to any security on any date, the closing sale price or last reported sale price, regular way, for the security on the principal national securities exchange on which such security is listed for trading on such date or, in the event such security is not listed on any national securities exchange, on Nasdaq on any such date or, in the event such security is not quoted through Nasdaq on any such date, on such other U.S. national market system that is the primary market for the trading of such security or, in the event such security is not listed on any national securities exchange, or through Nasdaq or any other U.S. national market system, the Closing Price with respect to such security will be the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security (which may include the Calculation Agent or its affiliate), but not exceeding three, as will make such bid prices available to the Calculation Agent.

     "Common Stock" means the common stock, par value $0.01 per share, of Oxford.

     "Default Amount" means, on any day, an amount, in U.S. dollars, equal to the cost of having a Qualified Financial Institution expressly assume, as of such day, the due and punctual payment of the Principal Amount of and interest on the Notes offered hereby, and the performance and observance of every covenant thereof and of the Indenture on the part of the Issuer to be performed or observed with respect to such Notes (or to undertake other obligations providing the same economic value to the Holder of such Notes as the Issuer's obligations thereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys' fees) incurred by the Holder of such Notes in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each of the Holder of a Note and the Issuer may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and will notify the other in writing of such quotation. The amount referred to in clause
(i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The Default Quotation Period will be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Determination Date, then the Default Amount will equal the Principal Amount.

     "Determination Date" means the fifth Business Day immediately prior to the Stated Maturity Date, provided, however, that if a Market Disruption Event has occurred on such Business Day, the Determination Date will be the first following Business Day on which a Market Disruption Event has not occurred, but in no event later than the fifth Business Day immediately prior to July ___, 1999.

     "Face Amount" or "Initial Price" means $[ ] per Note.

     "Final Closing Price" means the Closing Price of the Common Stock on the Determination Date.

     "Market Disruption Event" means, with respect to the Common Stock, (i) (a) a suspension, absence or material limitation of trading of the Common Stock on the primary market for the Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market or a suspension, absence or material limitation on the primary market for trading in options contracts related to the Common Stock, if available, during the one-half hour period preceding the close of trading in such market, in each case as determined by the Calculation Agent in its sole discretion, or (b) the Common Stock does not trade on the primary market for the Common Stock, and (ii) a determination by the Calculation Agent in its sole discretion that either event described in clauses
(a) or (b) above materially interfered with the ability of the Issuer or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes. For purposes of determining whether a Market Disruption Event has occurred (i) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant market, (ii) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (iii) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, the National Association of Securities Dealers, Inc., any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a Market Disruption Event, (iv) a suspension of trading in an options contract on the Common Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to the Common Stock and (v) an "absence of trading" on the primary securities market on which options contracts related to the Common Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. References to the Common Stock in this definition will also be deemed to refer to any Exchange Property consisting of securities.

     "Nasdaq" means the Nasdaq National Market System.

     "Qualified Financial Institution" means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor's Ratings Group or P-1 or higher by Moody's Investors Service, Inc. (or such other comparable rating, if any, then used by such rating agency).

CALCULATION AGENT

     All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Issuer and the Holders of Notes, and the Calculation Agent will have no liability therefor.

DEFEASANCE AND COVENANT DEFEASANCE

     The Notes are not subject to defeasance or covenant defeasance as described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus.

                           USE OF PROCEEDS AND HEDGING

     In connection with hedging the Issuer's obligations under the Notes, the Issuer will acquire shares of Common Stock, write over-the-counter call options on Common Stock and enter into interest rate swaps with GS&Co. and/or GSCM. The Issuer does not anticipate entering into any other transactions to hedge the Notes. The remaining proceeds from the issuance of the Notes will be added to the Issuer's working capital to support its Derivative Transaction activities.

     GS&Co., in order to hedge its position under the call options, may sell Common Stock contemporaneously with the pricing of the Notes. After the date hereof, GS&Co. may from time to time (i) acquire, dispose of or sell short shares of Common Stock or other securities of Oxford, (ii) take positions in or dispose of positions in listed or over-the-counter options on the Common Stock and/or (iii) take positions in or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of over-the-counter options or other instruments based on broad market indices or indicies designed to track the performance of health care stocks. In addition, the Issuer or GS&Co. may purchase or otherwise acquire a long or short position in Notes from time to time and may, in their sole discretion, hold or resell such Notes.

     GS&Co. may liquidate its hedges, in whole or in part, on or prior to the Determination Date. Such liquidation may involve purchase or sales of (i) the Common Stock, (ii) listed or over-the-counter options on the Common Stock or
(iii) listed or over-the-counter options or other instruments based on indices designed to track the performance of over-the-counter options or other instruments based on broad market indices or indicies designed to track the performance of health care stocks.

     WHILE THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE FROM TIME TO TIME OF THE NOTES AND THE PRINCIPAL AMOUNT PAYABLE ON THE MATURITY DATE, THERE WILL BE NO DIRECT RELATIONSHIP BETWEEN THE GAINS OR LOSSES THAT AFFILIATES OF ISSUER REALIZE FROM THEIR HEDGING ACTIVITIES AND THE VALUE OF THE COMMON STOCK FOR WHICH THE NOTES WILL BE EXCHANGED ON THE MATURITY DATE. See "RISK FACTORS -- EFFECT OF TRADING AND OTHER TRANSACTIONS BY THE ISSUER IN THE COMMON STOCK" AND "-- POTENTIAL CONFLICTS OF INTEREST".

                            OXFORD HEALTH PLANS, INC.

     According to publicly available documents, Oxford is a managed care company providing health benefit plans in the greater New York and Philadelphia metropolitan areas. Oxford's product line includes traditional health maintenance organizations, point-of-service plans, third party administration of employer funded benefit plans and dental plans. Oxford is subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Oxford files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information may be inspected and copied at certain offices of the Commission or on the Commission's web site (http://www.sec.gov.).

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE COMMON STOCK. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING OXFORD ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH OR OTHER SPECIFIED SOURCES. THE ISSUER HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE INFORMATION PROVIDED THEREIN AND ASSUMES NO RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF ANY SUCH INFORMATION. INVESTORS IN THE NOTES ARE URGED TO CONDUCT THEIR OWN INVESTIGATION INTO OXFORD. THE ISSUER MAKES NO REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING OXFORD ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE OF THIS PRICING SUPPLEMENT (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE COMMON STOCK (AND THEREFORE THE NUMBER OF SHARES OF COMMON STOCK WHICH WILL BE EXCHANGED FOR THE NOTES ON THE MATURITY DATE) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING OXFORD COULD AFFECT THE TRADING PRICE OF THE NOTES AND THE NUMBER OF SHARES OF COMMON STOCK WHICH WILL BE EXCHANGED FOR THE NOTES ON THE MATURITY DATE.

HISTORICAL INFORMATION

     The Common Stock is quoted on Nasdaq under the symbol "OXHP". The following table sets forth the quarterly high and low Closing Prices for the Common Stock quoted on Nasdaq for the four calendar quarters in 1995 and 1996, and for the first three calendar quarters in 1997 (through July ___, 1997), and the closing price at July ___, 1997, all as reported by Bloomberg Financial Services. The prices set forth in the following table have been adjusted to reflect the two-for-one splits, effected by means of a stock dividend, on each outstanding share of Common Stock, which were payable on March 27, 1995 and April 1, 1996 to holders of record on March 6, 1995 and March 25, 1996, respectively. The Issuer assumes no responsibility for the accuracy or completeness of this information and has relied upon this information without independent verification. The historical prices of the Common Stock should not be taken as an indication of future performance. No assurance can be given that the prices of the Common Stock will remain at a level which will result in an investor recouping his or her original investment in the Notes. See "Risk Factors -- Payment at Maturity; Lack of Principal Protection".

                                                            HIGH            LOW
                                                              ($)            ($)
1995
  Quarter ended March 31.............................       29 1/4          19 5/8
  Quarter ended June 30..............................       28 15/16        20 1/4
  Quarter ended September 30.........................       36 3/8          23 1/4
  Quarter ended December 31..........................       41 3/16         30 3/16

1996
  Quarter ended March 31.............................       44 5/8          31 11/16
  Quarter ended June 30..............................       52 1/4          39 1/2
  Quarter ended September 30.........................       49 3/4          31 1/16
  Quarter ended December 31..........................       60 7/8          41 1/4

1997
  Quarter ended March 31.............................       65 7/8          49 1/2
  Quarter ended June 30..............................       74 1/4          56 1/2
  Quarter ended September 30.........................       76 13/16        74 3/8
  (through July 7, 1997)

Closing price on July 7, 1997........................               76 1/8

     Historically, Oxford has not paid cash dividends on the Common Stock. The Issuer makes no representation as to the amount of dividends, if any, that Oxford may pay in the future. In any event, Holders of the Notes will not be entitled to receive any cash dividends that may be payable on the Common Stock.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax consequences of ownership of the Notes deals only with a Note held as a capital asset by an initial purchaser who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note (a "U.S. Holder"). It does not discuss the rules that may apply to special classes of holders such as life insurance companies, banks, tax-exempt organizations, dealers in securities, currencies or commodities, persons that hold Notes that are a hedge or that are hedged against price risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date hereof and all subject to change at any time, perhaps with retroactive effect.

     NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE HIGHLY UNCERTAIN. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     Pursuant to the terms of the Indenture, the Issuer and every holder of Notes will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a forward contract to purchase shares of Common Stock on the Maturity Date, under the terms of which contract (i) at the time of issuance of the Notes the holder deposits irrevocably with the Issuer a fixed amount of cash equal to the purchase price of the Notes to assure the fulfillment of the holder's purchase obligation described in clause (iii) below, which deposit will unconditionally and irrevocably be applied on the Maturity Date to satisfy such obligation, (ii) until the Maturity Date the Issuer will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the Notes as compensation to the holder for the Issuer's use of such cash deposit during the term of the Notes and (iii) on the Maturity Date such cash deposit unconditionally and irrevocably will be applied by the Issuer in full satisfaction of the holder's obligation under the forward purchase contract, and the Issuer will deliver to the holder the number of shares of Common Stock that the holder is entitled to receive at that time pursuant to the terms of the Notes. (Prospective investors should note that cash proceeds of this offering will not be segregated by the Issuer during the term of the Notes, but instead will be commingled with the Issuer's other assets). Consistent with the above characterization, (i) amounts paid to the Issuer in respect of the original issue of Notes will be treated as allocable in their entirety to the amount of the cash deposit attributable to such Notes and (ii) amounts denominated as interest that are payable with respect to the Notes will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

     Assuming that the Notes are characterized as described above, a holder's tax basis in a Note generally would equal the holder's cost for the Note. Upon the sale or exchange of a Note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the Note. Such gain or loss generally would be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. Upon delivery of the shares of Common Stock at Maturity, a U.S. Holder would not recognize gain or loss on the purchase of such shares of Common Stock against application of the monies received by the Issuer in respect of the Notes. A U.S. Holder would have a tax basis in such stock equal to the U.S. Holder's tax basis in the Notes (less the portion of the tax basis of the Notes allocable to any fractional share, as described in the next sentence) and would have a holding period in such stock beginning on the date following the date of receipt of such shares of Common Stock. A U.S. Holder would recognize gain or loss (which would be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the Notes allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder).

     Alternatively, the Internal Revenue Service may assert that a Note should be treated as a single debt instrument subject to special rules governing contingent payment debt instruments (the "Contingent Payment Regulations"). If the Contingent Payment Regulations were to apply to the Notes, a U.S. Holder would be required to include in income for each accrual period an amount determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which the Issuer would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield.

     If the Contingent Payment Regulations were to apply to the Notes, gain or loss upon the sale, exchange or retirement of the Notes would be determined by the difference, if any, between the fair market value of the amount received by the U.S. Holder and the U.S. Holder's adjusted basis in the Notes. In general, a U.S. Holder's adjusted basis in a Note would equal the amount paid for the Note, increased by the amount of interest previously accrued by the holder (in accordance with the comparable yield and the projected payment schedule), and decreased by the amount of interest payments received by the holder with respect to the Note. Any gain upon sale, exchange or retirement of the Notes would be ordinary interest income; any loss would be ordinary loss to the extent of interest included as income in the current or previous taxable years by the U.S. Holder in respect of the Notes, and thereafter, capital loss.

     Even if the Contingent Payment Regulations do not apply to the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to U.S. Holders different from those reflected in the Indenture and described above. For example, the Internal Revenue Service could seek to allocate less than all of the amounts paid for the Notes to the cash deposit described above and treat the cash deposit as a debt instrument acquired at a discount. In that case, U.S. Holders would be required to include such original issue discount in income as it accrues in addition to stated interest on the Notes. Prospective investors should consult their tax advisors as to possible alternative characterizations of the Notes for United States federal income tax purposes.

                                VALIDITY OF NOTES

     The validity of the Notes offered hereby will be passed upon by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies, and by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to all matters of Cayman Islands law upon the opinion of Maples and Calder. See "Validity of Notes" in the Prospectus.

                                -----------------

     The Issuer's Medium-Term Notes, Series B will be offered for sale in the aggregate principal amount of up to $500,000,000 (or the equivalent thereof in any foreign currencies or currency units) (provided that the Issuer reserves the right to increase such aggregate principal amount from time to time). After giving effect to the issuance of the Notes to which this Pricing Supplement relates, $[ ] principal amount of Medium-Term Notes, Series B have been issued by the Issuer.


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


                                -----------------

                              GOLDMAN, SACHS & CO.
                                -----------------

            The date of this Pricing Supplement is [JULY ___], 1997.



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